Exhibit 99.2

THE FOLLOWING SPEAKING POINTS MAY BE USED BY BANCSHARES OF
FLORIDA, INC. FROM TIME TO TIME IN MEETINGS OR PHONE CONFERENCES
WITH INVESTORS, ANALYSTS AND OTHERS

Acquiring Bristol Bank enables Bancshares of Florida, Inc. to:

1	Expand into the attractive Coral Gables-Central Dade County market.

2	Partner with a management team with wealth-management experience to compliment Bancshares of Florida’s subsidiary, Bank of Florida Trust Company.

With Bancshares of Florida Inc.’s acquisition of Bristol Bank:

1	Earnings per share are expected to increase in 2006 and beyond.

2	Benefits to earnings per share in 2006 are based on an attractive exchange ratio and increased income potential.

3	Earnings growth should be enhanced with the potential for greater loan volume in the new market.

4	Earnings growth should be enhanced with the potential for greater loan volume in the new market.

5	The acquisition is accretive to book value and only somewhat dilutive to tangible book value.

The foregoing may be deemed to be offering materials of Bancshares in connection with Bancshares’ proposed acquisition of Bristol Bank, on the terms and subject to the conditions in the Agreement and Plan of Merger dated March 7, 2006 between Bancshares and Bristol Bank.

Bancshares and Bristol shareholders and other investors are urged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which Bancshares will file with the Securities and Exchange Commission in connection with the proposed merger, because it will contain important information about Bancshares, Bristol Bank, the merger, the solicitation of proxies in the merger and related matters.